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                                                                    Exhibit 99.1
July 2, 2002
For Immediate Release

   ACORN PRODUCTS ANNOUNCES COMPLETION OF FINANCIAL RESTRUCTURING TRANSACTION
                    AND RELOCATION OF DISTRIBUTION FACILITY

         Acorn Products, Inc. (NASDAQ: ACRN) announced today that it completed a transaction last Friday where entities representing a majority of the Company's shareholders invested $18 million for the purpose of repaying outstanding indebtedness. Investment funds managed by TCW Special Credits and Oaktree Capital Management, LLC, which together own approximately 71% of the outstanding shares of the Company (the "Principal Holders"), will receive 36 million newly-issued common shares, under certain conditions. As previously described, this investment is part of a broader transaction that will involve a 1 for 10 reverse stock split and a rights offering to unaffiliated shareholders wherein such holders will be entitled to purchase approximately $9 million of newly-issued common shares of the Company on the same terms and conditions as the Principal Holders. In conjunction with this equity investment, the Company also executed a five-year $45 million credit facility, consisting of a $12.5 million term and a $32.5 million revolving credit component.

         The Company believes that the resulting capital structure from the equity infusion and new credit facility will provide sufficient resources for the Company to operate and continue the pursuit of value enhancement and cost reductions during the five year time horizon. The more conservative capital structure, with debt ultimately being reduced almost 40%, will allow the Company to pay less interest and utilize net operating loss carryforwards to shield cash flow and further pay down debt.

         The Company also announced today plans to relocate its sole distribution facility from Columbus, Ohio into a newly built customized facility in Louisville, Kentucky. The transition will occur over the next several months, with Louisville becoming fully operational in September. The Company expects to take advantage of a more productive physical environment and lower wages, as well as, incentives provided at a state and local level.

         A. Corydon Meyer, President and CEO of Acorn Products, commented:

         "This recapitalization and new bank agreement is a turning point for the Company. We feel that we have rewarded the trust put in us by our customers, vendors and associates, and now have the resources and capital platform to pursue opportunities and operational projects that were unavailable to us in the past three years.

         The moving of our Distribution Center to Kentucky is painful to many associates in Columbus, but necessary to achieve the increasing demands of our customers and enhance the profitability of the Company."

         The statements contained herein that are not purely historical are forward looking statements within the meaning of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward looking statements contained herein are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statements. Actual results could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, the Company's Current Report on Form 8-K dated September 18, 1997, as amended on October 29, 1998 and November 12, 1999, and as may be amended from time to time, and the other reports filed from time to time by the Company with the Securities and Exchange Commission.

         Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the United States. Acorn's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools, cutting tools and watering products. Acorn sells its products under a variety of well-known brand names, including Razor-Back(TM), Union(TM), Yard 'n Garden(TM), Perfect Cut(TM) and, pursuant to a license agreement, Scotts(TM). In addition, Acorn manufactures private label products for a variety of retailers. Acorn's customers include mass merchants, home centers, buying groups and farm and industrial suppliers.

         Razor-Back(TM), Union(TM), Yard 'n Garden(TM) and Perfect Cut(TM) are registered trademarks of Acorn. Scotts(TM) is a registered trademark of The Scotts Company.

Contact: John G. Jacob, Vice President and Chief Financial Officer of Acorn Products, Inc. (614) 222-4400.